Exhibit 99.77C


Lord Abbett Municipal Income Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the following nine (9)
Directors:

      o E. Thayer Bigelow
      o William H.T. Bush
      o Robert B. Calhoun, Jr.
      o Robert S. Dow
      o Daria L. Foster
      o Julie A. Hill
      o Franklin W. Hobbs
      o Thomas J. Neff
      o James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                               Votes              Votes             Votes
      Matter                   For                Against           Withheld       Abstentions
      ------                   ---                -------           --------       -----------

      E. Thayer Bigelow        155,114,569.147    1,555,154.455     --             --
      William H.T. Bush        154,978,962.693    1,690,760.909     --             --
      Robert B. Calhoun, Jr.   155,219,336.427    1,450,387.175     --             --
      Robert S. Dow            155,057,733.532    1,611,990.070     --             --
      Daria L. Foster          155,223,982.515    1,445,741.087     --             --
      Julie A. Hill            155,200,961.964    1,468,761.638     --             --
      Franklin W. Hobbs        155,219,604.150    1,450,119.452     --             --
      Thomas J. Neff           155,205,396.481    1,464,327.121     --             --
      James L.L. Tullis        155,193,579.169    1,476,144.433     --             --